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                                                                 EXHIBIT 10(56)



                      SENIOR EXECUTIVE SEVERANCE AGREEMENT


     THIS AGREEMENT, by and between STRATOSPHERE CORPORATION, a Delaware corporation (the "Corporation'), and RICHARD SCHUETZ (the "Executive"),

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that the Executive is a key executive of the Corporation and/or one or more of its Subsidiaries and it is the desire of the Board to assure itself of the availability of the services of the Executive and to provide assurances to the Executive of employment in the event of a financial restructuring or reorganization or in the event of a change in control of the Board (collectively an "Event");

     WHEREAS, in the event that there occurs an Event, the Board believes it imperative that the Corporation and the Board be able to rely upon the Executive to continue in his position and, if required, to assess any proposal or transaction which would cause an Event and advise management and the Board as to whether such proposal or transaction would be in the best interest of the Corporation and its stockholders, free from concern that his recommendations may adversely affect his continued employment:

     NOW, THEREFORE, to assure the Corporation that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an Event and to induce the Executive to remain in the employ of the Corporation and/or one or more of its Subsidiaries, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Corporation and the Executive agree as follows:

     1. Services During Certain Events. In the event that any steps are taken which may constitute the possibility, threat or occurrence of an Event, the Executive agrees that he will not voluntarily leave the employ of the Corporation or any of its Subsidiaries and will continue to render services to the Corporation and its Subsidiaries until, in the opinion of the Board, either efforts to effect an Event have been abandoned or terminated or until one (1) year after an Event has occurred. Any decision by the Board that efforts to effect an Event have been abandoned or terminated shall be conclusive and binding on the Executive.

     2. Severance Payments. In the event that the Corporation terminates the Executive's employment or materially either diminishes or reduces his title, compensation, authority, responsibility, functions or duties with the Corporation and its Subsidiaries within one (1) year after an Event for any reason other than "for cause" (as defined herein) or as a consequence of his death or disability, then, within thirty (30) days after such termination of employment, the Corporation shall pay to the Executive as compensation for services rendered to the Corporation and its Subsidiaries cash in an amount equal to six (6) months of his aggregate base salary (excluding bonus or options) for the six (6) month period immediately preceding the date of termination plus any and all accrued salary and accrued vacation pay.

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     3. Definitions.

     (a) "Change of control of Board" means Grand Casino Inc. for whatever reason not being able to elect a majority of the members of the Board of the Corporation.

     (b) "For cause" shall mean (1) the commission of fraud, embezzlement or theft against the Corporation or any of its Subsidiaries or against any employee, customer or business associate of the Corporation or any of its Subsidiaries or (2) a conviction of, or guilty plea to, a felony.

     (c) "Person" shall have the same meaning as such term has under section 13(d) of the Act and the regulations promulgated thereunder.

     (d) "Subsidiary" shall mean any domestic or foreign corporation, partnership or entity, a majority of whose equity securities is owned directly or indirectly by the Corporation or by other Subsidiaries.

     4. Indemnification. If litigation shall be brought to enforce or interpret any provision contained herein or to recover from the Executive any moneys paid pursuant to this Agreement, the Corporation, to the extent permitted by applicable law and the Corporation's Articles of Incorporation hereby agrees to indemnify the Executive for his or her reasonable attorneys' fees and disbursements incurred in such litigation, and hereby agrees to pay any money judgment obtained from the Executive and prejudgment interest on any money judgment obtained from the Executive.

     5. Payment Obligations Absolute. The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided for herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final, and the Corporation will not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation's obligations to make the payments and arrangements required to be made under this Agreement.

     6. Continuing Obligations. The Executive shall retain in confidence any confidential information known to him concerning the Corporation and its Subsidiaries and their respective businesses so long as such information is not publicly disclosed.

     7. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and the Corporation and any successor of the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

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     8. Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9. Prior Agreements. This Agreement supersedes any prior severance agreement between the Executive and the Corporation, which shall be of no further force and effect whatsoever.

     10. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Nevada.

     11. Termination. This Agreement shall terminate if the Board determines that the Executive is no longer a key executive and so notifies the Executive; except that such determination shall not be made, and if made shall have no effect within one (1) year after the effectuation of an Event.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 19th day of November, 1996.



                                           STRATOSPHERE CORPORATION


                                           By /s/ Lyle Berman
                                              -------------------------
                                           LYLE BERMAN
                                           Its:  Chairman of the Board


                                           EXECUTIVE


                                           By /s/ Richard Schuetz
                                             ---------------------------
                                           RICHARD SCHUETZ